Exhibit 99.1

Unusual Machines Announces Pricing of Approximately $150 Million Public Offering of Common Stock

ORLANDO, FLORIDA / ACCESS Newswire / March 20, 2026 / Unusual Machines, Inc. (NYSE American: UMAC), (the “Company”, or “Unusual Machines”), a United States-based manufacturer and distributor of drone parts, today announced it has priced a public offering for the sale of 8,823,529 shares of its common stock in a public offering (the "Offering") at a price of $17.00 per share. Participation in this offering includes a strategic investment from Ondas Inc. (Nasdaq: ONDS) along with fundamental institutional investors.

Dominari Securities LLC and JonesTrading Institutional Services LLC are acting as co-placement agents for the Offering.

The closing of the Offering is expected to occur on or about March 23, 2026, subject to the satisfaction of customary closing conditions. The Company expects to receive aggregate gross proceeds of approximately $150.0 million from the Offering, before deducting placement agent fees and other related expenses. The Company intends to use the net proceeds from the Offering to acquire additional inventory, for working capital needs, and for general corporate purposes.

The common stock will be issued in a public offering pursuant to an effective shelf registration statement on Form S-3 (File No. 333-286413), previously filed with the U.S. Securities and Exchange Commission (the "SEC") and declared effective on April 21, 2025. A preliminary prospectus supplement and the accompanying base prospectus relating to the public offering has been filed with the SEC and is available at www.sec.gov. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on its website at www.sec.gov. The offering will be made only by means of the prospectus supplement and the accompanying base prospectus. Copies of the preliminary prospectus supplement, the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from the offices of Dominari Securities LLC, Attention: Syndicate Department, 725 5th Ave 23rd Floor, New York, NY 10022, by email at info@dominarisecurities.com, or by telephone at (212) 393-4500; or by contacting JonesTrading Institutional Services LLC, Attention: Equity Capital Markets, 325 Hudson Street, 6th Floor New York, New York 10013; email: ecm@jonestrading.com .

“We approach capital the same way we approach operations, deliberately and with a clear plan for deployment,” said Allan Evans, Chief Executive Officer of Unusual Machines. “This raise allows us to expand inventory, support production, and continue building a reliable, U.S.-based supply chain for drone components.”

“I am proud of the work Unusual Machines has done to attract world-class investors as it rapidly expands the drone supply chain in the United States,” said Donald Trump Jr. “This latest capital infusion will enable the Company to build the foundation for a strong domestic drone industry for many years to come.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Unusual Machines, Inc.

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit unusualmachines.com.

Safe Harbor Statement

This press release contains forward-looking statements which involve substantial risks and uncertainties relating to closing the Offering and use of proceeds. Forward-looking statements are often identifiable by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "objective," "ongoing," "plan," "predict," "project," "potential," "should," "will," or "would," or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for making each forward-looking statement contained in this press release, the Company cautions that these statements are based on a combination of facts and factors currently known by the Company and its expectations of the future, about which the Company cannot be certain. Forward-looking statements are subject to considerable risks and uncertainties, as well as other factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions; the failure to meet customary closing conditions related to the Offering; and other risks and uncertainties, including those described within the section entitled "Risk Factors" in the Company's 2025 Annual Report on Form 10-K, changes in its business which affect the planned use of proceeds and the Risk Factors contained in the Prospectus Supplement. There can be no assurance that the Company will be able to complete the Offering on the anticipated terms, or at all. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances, except as required by law.

Investor Contact:

investors@unusualmachines.com

Media Contact:

media@unusualmachines.com

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